PRICING SUPPLEMENT NO. 12 DATED: March 23, 2007 (To Prospectus dated August 16, 2006, and Prospectus Supplement dated August 16, 2006)	Rule 424(b)(2) File No. 333-136666

THE BEAR STEARNS COMPANIES INC.
Medium-Term Notes, Series B

Principal Amount: $750,000,000	Floating Rate Notes ☒	Book Entry Notes ☒

Original Issue Date: 3/23/2007	Fixed Rate Notes ☐	Certificated Notes ☐

Maturity Date: 3/23/2009	CUSIP#: 073928V42

Option to Extend Maturity:	No ☒ Yes ☐ Final Maturity Date:

Redeemable On	Redemption Price(s)	Optional Repayment Date(s)	Optional Repayment Price(s)
N/A	N/A	N/A	N/A

Applicable Only to Fixed Rate Notes:

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:

Interest Rate Basis:	Maximum Interest Rate: N/A

☐Commercial Paper Rate	Minimum Interest Rate: N/A

☐ Federal Funds Effective Rate

☒ Federal Funds Open Rate	Interest Reset Date(s): Daily

☐ Treasury Rate	Interest Reset Period: On the same business day as each Interest Reset Date

☐ LIBOR Reuters	Interest Payment Date(s): *

☐ LIBOR Telerate

☐ Prime Rate

☐ CMT Rate

Initial Interest Rate: 5.38%	Interest Payment Period: Quarterly

Index Maturity: N/A

Spread (plus or minus): +0.13%

* Commencing June 23, 2007 and on the 23rd of each September, December, March and June thereafter, up to and including the maturity date.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.
We intend to treat the Notes as variable rate debt instruments that bear interest that is unconditionally payable at least annually at a single qualified floating rate for U.S. federal income tax purposes.

CERTAIN ERISA CONSIDERATIONS

Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") and other benefit plan investors should review the section entitled "ERISA Considerations" in the base prospectus. Investors should note the discussion of the new statutory exemption in the recently enacted Pension Protection Act of 2006 for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a plan subject to ERISA and/or Section 4975 of the Code (a "Plan"), or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we nor our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the administrative and statutory exemptions (including the new exemption discussed herein) described in the base prospectus.

A fiduciary of a Plan or a plan subject to provisions of applicable federal, state or local law similar to the foregoing provisions of ERISA or the Code ("Similar Law") purchasing the Notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the Notes for the IRA, shall be deemed to represent, by its purchase, that its purchase, holding, and disposition of the Notes does not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a non-exempt violation of Similar Law.